UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): November 11, 2013

ORIENT-EXPRESS HOTELS LTD.
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

(441) 295-2244
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.      Material Impairments

Orient-Express Hotels Ltd. (the “Company”) through its subsidiary PT Bali Resort & Leisure Company Ltd. had been operating the hotel Ubud Hanging Gardens in Bali, Indonesia under a long-term lease arrangement with a third-party owner. The existing lease arrangement continues to August 2038.

The Company confirms that following an unannounced repossession of the hotel by the owner on November 11, 2013, the Company is unable to continue to operate the hotel.  Accordingly, to prevent any confusion to its guests, the Company has ceased reference to the property in its sales and marketing materials for the time being, including all electronic marketing.

The Company believes that the owner's actions are unlawful and constitute a wrongful and potentially criminal repossession of the hotel and are in flagrant breach of the long-term lease. The Company is in consultation with its advisors regarding the steps it plans to take to vigorously protect its interests, as well as its clients and staff.

While the Company believes it has a strong case on the merits, if the Company is ultimately unsuccessful in recovering the property or otherwise in pursuing its remedies against the owner, a potential impairment of its assets may be necessary. Ubud Hanging Gardens had revenue of $5.8 million in the year ended December 31, 2012 and $4.5 million in the nine months ended September 30, 2013. The Company currently has on its books approximately $9.0 million of long-lived assets in relation to the property. In addition to this potential non-cash impairment charge, the Company expects to incur certain legal costs to defend its interests and other cash costs that cannot be estimated at this time.

ITEM 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99    News release of Orient-Express Hotels Ltd. dated November 15, 2013 regarding Ubud Hanging Gardens.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORIENT-EXPRESS HOTELS LTD.

By:    /s/ Edwin S. Hetherington
Name: Edwin S. Hetherington
Title: Vice President, General Counsel and Secretary

Date: November 15, 2013

EXHIBIT INDEX

Exhibit Number	Description

99	News release of Orient-Express Hotels Ltd. dated November 15, 2013 regarding Ubud Hanging Gardens.

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